Macy’s, Inc. Appoints Robert Chavez to Board of Directors

NEW YORK – January 6, 2025 – Macy’s, Inc. (NYSE: M) today announced the appointment of a new independent director, Robert Chavez, to its Board of Directors (the “Board”), effective April 1, 2025.

Chavez has spent the entirety of his more than 45-year career in the retail industry, with a focus on the luxury space. He most recently served for 24 years as President and Chief Executive Officer of Hermès Americas, a division of Hermès International Société, where he oversaw operations in the U.S., Canada and Latin America, which included growing the e-commerce business, expanding product offerings and adding new stores to the brand's portfolio. Previously, he served for eight years as the Chief Executive Officer of Etienne Aigner Group, a Munich-based luxury fashion house, where he gained experience across manufacturing, wholesale and global retail. Chavez began his retail career in the Bloomingdale’s Executive Development program and later moved to Macy’s as a Divisional Merchandising manager.

“Bob will bring significant additional retail industry and leadership experience to our Board as we further our efforts to capture market share across our three nameplates,” said Tony Spring, Chairman and Chief Executive Officer of Macy’s, Inc. “We look forward to benefitting from Bob’s insights as we continue to execute our Bold New Chapter initiatives and work toward delivering sustainable, profitable growth and enhanced shareholder value.”

“I am honored to join the Macy’s, Inc. Board and serve as a director at the Company where I started my career and in the industry which I am most passionate about,” Chavez said. “I look forward to collaborating with my fellow directors to capture the growth opportunities across the Macy’s, Bloomingdale’s and Bluemercury businesses for the benefit of all Macy’s, Inc.’s stakeholders.”

The Company today also announced that Sara Levinson will not stand for reelection at the Company’s 2025 Annual Meeting of Shareholders in accordance with the mandatory retirement age of the Board’s Corporate Governance Principles. Levinson has served on the Board’s Compensation & Management Development Committee and Nominating & Corporate Governance Committee since 2004.

“On behalf of the entire Board, I want to thank Sara for her contributions to Macy’s, Inc. throughout her tenure as a director,” said Paul Varga, Macy’s, Inc. lead independent director. “We are also pleased to welcome Bob to the Board as part of our commitment to ongoing director refreshment. His decades of luxury retail and leadership experience will complement the skills and expertise of our other valued directors.”

About Robert Chavez

Robert (“Bob”) Chavez, 69, most recently served as President and Chief Executive Officer of Hermès Americas, a division of Hermès International Société, where he remains Executive Chairman until his retirement on March 31, 2025. In this role, Chavez oversaw operations in the U.S., Canada and Latin America, which included growing the company’s e-commerce business after Hermès became one of the first luxury retail companies with an e-commerce website, expanding product offerings to include several additional Hermes product categories and increasing the brand’s store footprint. Previously, Chavez served for eight years as Chief Executive Officer and an Executive Director of Etienne Aigner Group, a Munich-based luxury fashion house that produces leather goods including handbags, belts, and luggage, where he gained experience across manufacturing, wholesale and global retail. He began his career in the Executive Development Program at Bloomingdale’s before serving in merchandising roles of increasing responsibility at both Bloomingdale’s and at Macy’s. Chavez earned a bachelor’s degree in Romance Languages and Literature from Princeton University.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.

Contacts

Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com